Exhibit 10.19

Banco BPM S.p.A. Parent company of the BANCO BPM Banking Group - Registered Office: Piazza F. Meda, 4 - 20121 Milan ph. 02/77001 Administrative Headquarters: Piazza Nogara, 2 - 37121 Verona - ph. 045/8675111 www.bancobpm.it Share Capital at 6.4.2019: Euro 7,100,000,000 fully paid - ABI 05034 - Tax ID and Milan Business Register no. 09722490969 - Representative of the IVA Banco BPM Group VAT no. 10537050964 - Member of the Interbank Deposit-Security Fund - Enrolled in the Register maintained by the Bank of Italy and the Association of Banks of the Bank of Italy and the Association of Banking Groups - Tax-stamp duty paid online, as required, Auth. Revenue Agency of Milan 5 - n. 3358 of 10101/2017

PESCHIERA BORROMEO, 30/04/2019

To Whom it May Concern:	To	F.A.O.
From
KALEYRA SPA		BANCO BPM
SEGRATE – SAN FELICE
VIA TEODOSIO 65		PIAZZA CENTRO COMMERCIALE, 36
20131 MILAN MI		20090 SEGRATE MI

MAJOR BUSINESS LOAN WITH COMMERCIAL COVENANTS LOAN NO. 04261736

SUMMARY DOCUMENT NO. 1

This summary document, by express mutual agreement of the parties, shall be considered an integral and substantive part of the contract template, to which it is annexed as its frontispiece.

ECONOMIC CONDITIONS

•

the interest rate is agreed on a variable basis and is calculated based on the following indexation: quotation of the Euribor - Euro Interbank Offered Rate - 3 (three) months base 360 - timely recording (rate as recorded at 11 am, European Central Time, by the Euribor management committee (EMMI) as made widely available across the main online circuits, such as http: //it.euribor-rates.eu, and as published in the trade papers) in terms of the value date for the last Reference Business Day of the calendar quarter. The interest rate determined in this fashion shall be updated at the beginning of each subsequent calendar quarter. “Reference Business Day” refers to the date in which, for any payment in Euro, the Trans-European Automated Real-Time Gross Settlement Express (TARGET 2) is in effect and increased by a spread of 2.00 points. Currently the reference parameter value is equal to -0.309%, and thus as of today the interest rate is 2.000% (TWO AND /000 percent).

Should it prove impossible to discern that interest rate, the three-month Libor referring to the Euro as an index parameter, as published on the second working day prior to the end of the calendar quarter as reported in the trade papers, increased by the spread mentioned supra shall be taken into account; in instances of any increase or decrease of the latter reference parameter, the interest rate shall be adjusted to accord with the intervening variations beginning 1/1, 1/4, 1/7, 1/10 following the aforementioned variation, and shall remain in effect for the entire calendar quarter in question.

Should the Euribor, determined as stated supra (or the Libor referring to the Euro, where the Euribor cannot be determined) be negative, the parties stipulate the rate shall be deemed zero. Thus, Bank shall apply, as against Customer, an interest rate equal to the spread until the Euribor determined as stated supra (or the Libor referring to the Euro, where the Euribor cannot be determined) is once again positive.

•

the late-payment interest with respect to 2.00 points above the interest rate described supra shall be applied on the tenth business day of the fifteen-day period prior to the expiry of the instalment due date, and in accordance with Law no. 108/96.

The interests shall be calculated using the nominal rates described with respect to the actual numbers of lapsed days, with the divisor referring to 360 days.

The contracting parties stipulate that beginning in the second calendar quarter following disbursement, the established spread may be modified (increased) in accordance with the rules set forth infra.

The spread shall be maintained the same where Borrower complies with the following commercial covenants (hereinafter also denoted “Covenants”) for each calendar quarter. These Covenants consist in submitting to Bank on a quarterly basis the commercial proceeds from any goods/services contracts duly executed by Borrower.

The Covenants are set forth immediately infra:

☐ PORTFOLIO	submission at a discounted rate of a payment in due course, advance, or release in any form of the bills receivable and electronic payment orders in Italy (including but not limited to bills of exchange, bank receipts and/or other deposit orders, including those in electronic format);

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 1 of 9]

1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 – 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00
☒ ADVANCE ON INVOICES	presentation for payment in due course of any advance or release in any form of documents (invoices) which are in any way representative of commercial receivables in Italy;
1st calendar quarter 01/01 - 31/03 for an amount at or above 1,500,000.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 1,500,000.00
3rd calendar quarter 01/07 – 30/09 for an amount at or above 1,500,000.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 1,500,000.00
☐ PAYMENT OF BILLS RECEIVABLE	presentation for payment into a bank account of any electronic bill receivable/payment orders (Ri.Ba [collection order] and Order Confirmations) which are domiciled for payment at our Institution;
1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 - 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00
☐ GUARANTEES PLEDGED	requests for the issuance of international guarantees (including but not limited to Bid Bond, Advanced Bond, Performance Bond);
1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 - 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00
☐ IMPORT RECEIVABLES	requests for the issuance of Letters of Import Credit;
1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 - 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00
☐ EXPORT ADVANCES	submission of invoices for advances on exports
1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 - 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00
☐ IMPORT FINANCING	the opening of import financing;
1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 - 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00
☐ COMMERCIAL DEPOSITS AND PAYMENTS:	transactions in Euro for deposits and payments into a commercial bank account
1st calendar quarter 01/01 - 31/03 for an amount at or above 0.00
2nd calendar quarter 01/04 - 30/06 for an amount at or above 0.00
3rd calendar quarter 01/07 - 30/09 for an amount at or above 0.00
4th calendar quarter 01/10 - 31/12 for an amount at or above 0.00

To determine the value of Commercial Proceeds with respect to the maintenance of the spread set as stated supra, the following will be taken into account:
- for PORTFOLIO, ADVANCES ON INVOICES and PAYMENT OF BILLS RECEIVABLE	of the nominal value of Accepted documents;
- for GUARANTEES PLEDGED	of the value of the guarantees issued
- for IMPORT CREDITS	of the value of the Letters of Import Credit issued;
- for ADVANCES ON IMPORTS and IMPORT FINANCING	the value of the advances/loans granted;
- for COMMERCIAL DEPOSITS AND PAYMENTS	the value in Euro of transactions in a commercial bank account

To determine the proceeds, the presentments accepted, guarantees pledged, and loans granted are calculated, with their value as of the last business day of the quarter.

Failure to respect even a single one of the Covenant objectives during the calendar quarter in question shall lead to the application, during the subsequent calendar quarter, of the spread as herewith set at 2.50; this without prejudice to the fact that (quarter by quarter, and until the end of the repayment period) the meeting of the foregoing Covenant objectives shall modify the application (with respect to the next quarter) of the established spread.

b)	Borrower shall likewise bear the following expenses and conditions:

- Underwriting expenses to be repaid through a withholding on the amount disbursed;	EURO 9,000.00)

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 2 of 9]

- Other expenses: ANCILLARY INSURANCE POLICY	EURO 0.00
- file-processing fees:	EURO 0.00
- Instalment collection fee:	EURO 2.75
- Notice-mailing expenses:	EURO 0.00
- Fees for novations, replacements of guarantee, authorised delays, as well as supplemental deeds of any kind	0.50%	of the outstanding balance minimum EURO 200.00) maximum EURO 2,000.00)
- Fees for deferring an instalment payment:	EURO 0.00)
- Fees for notice of instalment due date:	EURO 1.25	(charged only where the instalment is not paid through direct debit from an account held at the disbursing institution);
- Fees for requesting certifications, legal/accounting documents, interests:	EURO 1.25
- Charges for prepayments calculated based on the prepaid principal amount:	1.00%
- Expenses for administrative costs deriving from variations of the economic conditions not in conformity with the contractual terms made through a bilateral agreement between the parties:	EURO 50.00:
- Alternative tax with respect to the disbursed amount:	0.25%	(where an election has been made under Presidential Decree no. 601/73 and as amended);
- Fees for postal stamp duties and other duties not listed supra in the applicable statutory amount.

c)	The APR (Annual Percentage Rate) is 2.9762%

d)	Repayment Schedule annexed to the instant contract.

CONTRACT CONDITIONS

Please note that, per your request and subject to your acceptance of the terms and conditions set forth in the instant proposal, we herewith grant your company, KALEYRA SPA, with registered office at VIA TEODOSIO 65, 20131 MILAN, Tax ID / VAT no 0000012716960153 (hereinafter, “Borrower”) a loan in the amount of Euro 1,200,000.00 (ONE MILLION TWO HUNDRED THOUSAND AND /00 EURO) to be repaid in 42 months, plus any pre-repayment period, to be understood as a firm commitment by Bank as defined under Art. 3 of the Contract Terms, infra.

The Borrower further states that the loan has been requested for future company needs; the loan is therefore approved for such purposes by Bank. Thus, Borrower stipulates that the current provisions regarding “Consumer Credit” under Art. 121 of legislative decree 385/93 (Banking Consolidation Act) shall not apply to the operation.

In accordance with applicable transparency-in-banking and contract rules, under CICR Resolution of 4 March 2003, and subsequent provisions of the Bank of Italy, a “Summary Document” is annexed to the contract (constituting an integral part of the this contract) in which the economic terms and conditions governing the loan appear.

The loan is further governed by the following terms and conditions, as well as the “General Conditions relating to the Bank - Customer relationship” which you herewith stipulate are known and accepted by you.

The foregoing shall be without prejudice to the fact that the relationship might be transferred by Bank to another branch without a new contract being required. Any change in the distinct number of the banking relationship (including where such change is prompted by such a transfer) shall not constitute a novation of the same.

In exercising its money-lending function, Bank is subject to controls performed by the Bank of Italy, with registered office at Via Nazionale 91 - 00184 Rome.

This Contract is governed by Italian law.

CONTRACT RULES

1)

Repayment of the loan shall be made by Borrower through a total of fourteen (14) quarterly instalments, which shall include both principal and interests, currently set at Euro 88,963.30, (EIGHTY-EIGHT THOUSAND NINE HUNDRED SIXTY-THREE AND 30/100 EURO) which shall be due on 31/3, 30/6, 30/9 and 31/12 each year, with the first instalment due on 31/03/2020 and the last instalment on 30/06/2023, as set forth in the repayment schedule which, executed by both parties, is annexed hereto, becoming an integral and substantive part of the instant contract.

Borrower stipulates that Bank shall (where there is an increase or decrease in the interest rate as determined - for variable-interest rate contracts) adjust the loan’s repayment schedule accordingly: the outstanding principal shall become the original principal, the remaining term shall be the “term”, and the “interest rate” shall be determined as stated supra. Consequently, the annexed repayment schedule shall be understood as merely illustrative of the loan repayment: to wit, it may vary depending on the principal portion, as well as with respect to the interest portion, and likewise with respect to the total amount of each individual instalment (with either graduated repayment, or fixed repayment with equal instalments), or solely with respect to the interest portion and the overall amount of each instalment (for uniform repayment, that is, one using a fixed principal amount).

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 3 of 9]

Before beginning the repayment period, Borrower shall pay interests only, calculated at the rate stated in Art. 2, subpart (a), supra, beginning 30/4/2019.

Pre-repayment interests shall be paid by Borrower to Bank on a postpaid basis in three instalments, the first of which comes due on 30/06/2019, in the amount of Euro 4,066.67 (FOUR THOUSAND SIXTY-SIX AND 67/100 EURO) and each as specified in the annexed repayment schedule.

Borrower stipulates that Bank shall (for any increase or decrease in the interest rate as determined supra) adjust the instalment of interest-only payments on the loan as well. Consequently, the amount set forth supra shall be understood as supplied for illustrative purposes only.

Bank shall have the right but not the duty to charge at each individual deadline, against the account Borrower holds at the Lending Bank, the loan instalment, regardless of whether overdrawn, and by the same token Bank shall have the option to collect any other amount owed to Bank by Borrower pursuant to the loan. Borrower undertakes to make sufficient funds for payment timely available. Bank is authorised herewith to make changes to the repayment instalments pursuant to any interest-rate variances arising hereafter.

Borrower, moreover, stipulates that Bank (within the exercise of its credit-assessment operations) shall not be obliged to accept the proposed Commercial Proceeds unconditionally. Rather, such Proceeds shall be subject to independent, discretionary assessments by Bank, who may therefore decide to reject such Commercial Proceeds as proffered by Borrower. Consequently, a breach of the Covenants may occur, and the greater spread as defined in the instant article applied.

2)

Bank reserves the right to modify the economic conditions (other than the interest rate) applied to the loan. Where such modification is to Borrower’s detriment, Bank undertakes to comply with all statutory rules regarding contract-condition transparency under Art. 118 of the Consolidated Bank Act (as subsequently amended). Borrower expressly assents to Bank’s option to do so.

Pursuant to Art. 119 of the Consolidated Bank Act, Bank shall supply Borrower (at contract expiry, and at least once per year) a detailed notice, with a complete, straight-forward advisory on the performance of the relationship, and an updated framework for the economic conditions applied. The method for sending such notice shall include hard-copy mailing and paperless (electronic) delivery.

Borrower expressly agrees to accept paperless delivery of periodic notices. At any time over the course of the relationship, Borrower shall have the right to change its notice-delivery methods by sending a specific request via registered mail to the branch where the banking relationship was established.

3)	Bank undertakes to refrain from withdrawing from the contract throughout its term, except in those scenarios contemplated in Art. 7 of the instant Contract Terms.

4)

Borrower undertakes to repay, by the established deadlines, the amounts owed under the loan as approved. Compliance with all duties assumed under the loan contract shall not be delayed, even where Borrower and/or Borrower’s guarantors have raised a dispute in or out of court. With respect to the principal, late-payment interests shall be calculated as contemplated under the contract beginning on the payment due date, and until the actual payment, in any of the following cases:

•	failure to pay the contemplated loan-instalment payment by the established instalment date;

•	termination of the relationship following any acceleration of the loan, termination of the contract, or for any other reason.

5)

For any amount of money or for any reason which, to protect its own receivable, Bank pays on Borrower’s behalf, and any expense (including out-of-court expenses) that Bank might incur for the protection and collection of its own receivable shall be immediately repaid by Borrower along with interests accruing thereto in the amount contemplated for late-payment interests from the date of disbursement, which a right attaching to Bank to collect as soon as the first payment made; debtor thus waives the option of having such collected amounts otherwise allocated. By the same token, Bank shall have the right to request Borrower immediately repay any charge or increase following a change and/or new interpretation (including by an administrative authority) of the rules and provisions governing the transaction.

6)

All obligations are understood to be taken on by the Borrower on its own behalf and by its guarantors in a joint and indivisible manner, and with the binding obligation of joint and several liability and indivisibility for their heirs, successors and assigns. If there is more than one debt relationship with the Bank, the customer has the right to declare - pursuant to article 1193, first paragraph, of the Italian civil code - at the time of payment which debt it intends to satisfy. Absent such statement, Bank may allocate (as a waiver of the statutory-default provision otherwise available under Art. 1193, paragraph 2 of the Civil Code) the payments made by customer, or any payments received by a third party, to discharge or lessen any duty assumed by customer by providing notice to the latter.

Unless decided otherwise by the Bank, any payment made by the Borrower shall be allocated firstly to the repayment of expenses and charges, then to the payment of ancillary charges and interest and, with regard to the remainder, towards the principal. In the event of late payment/default, the Bank shall have the right to allocate the payments it receives firstly to the repayment of the overall crude late payment interest, the expenses and charges the ancillary charges and interest charges and finally the principal.

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 4 of 9]

7)	Borrower may see the loan accelerated upon the occurrence of any scenario enumerated under Art. 1186 of the Civil Code, including instances of:

•

court actions, protested bills, receiverships and enforcement proceedings, seizure of assets, recordings of statutory or judicial liens as against the Borrower or guarantor which (in Bank’s estimation) might deteriorate the receivable;

•	Borrower being subject to any insolvency proceeding (including, as the case may be, special administration), liquidation, or the transfer of assets to creditors;

•

the occurrence of events (including changes to its legal entity, variations in share capital, bond issuances, changes in company ownership and/or leadership) such that Borrower or guarantor’s equity, corporate, financial, or economic position is infringed thereby, such that Bank’s collection of its receivables is at risk; - Borrower’s failure to fully and timely discharge its credit/financial duties with respect to any pending transactions with Bank; -change to Borrower’s business operations;

•

the occurrence of any scenario contemplated under Art. 2743 of the Civil Code, subject to Bank’s option (pursuant to that same statutory provision) to request and obtain a satisfactory security interest in other assets, including in the case of any general or localised depreciation of the guarantee as pledged, as shown through objective market parameters, as well as for any other reason whatsoever.

Other triggers for terminating the contract as a matter of law under Art.1456 of the Italian civil code in the event of:

•	failure to make timely payment, be it in whole or in part, of any amount due under the loan, and/or of any interest and ancillary charges relating to the same;

•	failure to use the loan proceeds for approved purposes;

•	misrepresentation in any documentation produced or communication made to Bank;

•	failure to carry out the duties arising from the institution of a security interest where contemplated under the loan contract

Should Bank intend (pursuant to the occurrence of any of the foregoing scenarios) to exercise one of the options stated supra, Bank shall advise Borrower in writing (including through telex, telegram, fax, simple letter, or certified email a/k/a/ “P.E.C.”).

Consequently, Borrower and/or guarantors shall be required to make immediate payment not only against the outstanding, past-due instalments, but also as against the entire outstanding principal balance as pending as of the date the contract is terminated or notice of loan acceleration is made, as well as of all interests, ancillary charges and fees, including the amount for any insurance premiums for which the Bank, in the absence of a payment by Borrower and/or guarantors, provided cover.

All guarantees as contractually established, and those subsequently acquired by Bank shall stand, and Bank shall have the right to take action as against Borrower and guarantors in the manner and with the procedures deemed most convenient by Bank.

Borrower shall further pay Bank a penalty calculated in the same manner, and in the same amount, as the fee to be paid for prepayment of disbursed capital in accordance with the economic conditions appearing in the summary document.

8)

Borrower shall have the right to request to prepay, or fully pay off, the loan. In such cases, Borrower shall pay Bank, in addition to the principal, the interests and fees for accounting and other charges as accrued in a manner to be negotiated directly with Bank, as well as the compensation (calculated based on the prepaid principal amount) as set forth in the Summary Document.

Each prepayment shall serve to lower the amount of subsequent instalments; the number of instalments as originally negotiated shall stand, absent express waiver by bank and borrower.

9)	(operating provision for instance of a guarantee with promissory note) To secure repayment of the loan and anything else due:

Borrower shall issue, for Bank’s benefit, its own promissory note to mature “on sight no later than                 ” as required under Art. 39 of Royal Decree no.1669, in an amount equal to the loan amount and endorsed by

Borrower agrees that the foregoing note be retained by Bank until all credit interests arising from the loan have been satisfied so that Bank might rely on such note, in instances of contract termination or loan acceleration, in an enforcement or court proceeding, in order to collect its credit (with respect to principal, interests, expenses, and ancillary costs) as actually held as against borrower.

With respect to the foregoing, Bank is herewith authorised to record on such promissory note both a notation of the amortisation interest as well as the late-payment interests, in the amount established.

Bank shall be released from making a tangible presentment to debtor for payment of the security; rather (for such purposes) Bank’s notice of contract termination or loan acceleration (in the manner required under the contract) shall suffice. Consequently, the security may be used by Bank in an enforcement or court proceeding with no other formalities required.

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 5 of 9]

10)	The borrower offers the following guarantees that are promptly established with a separate deed:

Any security interests created with respect to the contract shall be deemed automatically created to secure the duty to repay amounts due by Borrower in instances of an overdrawn account.

11)

(operating provision for any security interests with a lien/privilege) Borrower, any pledgor, their heirs or assigns, expressly and herewith waives the right to request, with respect to any early payoff, the release (be it full or partial) of the assets on which the lien and/or security interest was pledged until two (2) years from the day of the payoff was made. Such provision shall be stipulated as an express waiver of the statutory default provision otherwise available under Art. 1200 of the Civil Code. Should repayment be made at contract expiry, or later, the period set forth in the preceding paragraph shall be adjusted to one (1) year. Bank further reserves the right to permit or restrict, at its own unassailable discretion, the release of any privilege and/or security interest before the aforementioned periods have elapsed, as well as any restrictions or reductions in the guarantee itself even before full loan payoff is made.

12)	Bank’s own accounting ledgers and entries shall be used as proof between Bank and Borrower.

13)

All expenses under the instant document and its annexes, which arise or relate to the same, as well as any charges for taxes or fees now pending or arising hereafter shall be borne by the customer, who herewith expressly agrees to assume such charges, pledging to pay and/or reimburse them upon simple request by Bank.

14)

The Parties, pursuant to Art. 17 of Presidential Decree no. 601/1973 (as subsequently amended) have elected to have the instant legal document be subject to alternative tax under Art. 15 et seq. of the aforementioned Presidential Decree no. 601/1973.

15)

The sending of letters, any notices, and any other statement or correspondence by Bank shall be made to Borrower and deemed fully binding if sent to the address set forth below: VIA TEODOSIO 65, 20131 MILAN or as hereafter supplied in writing. All customer correspondence and notices to Bank regarding the pending relationship shall be made in writing to the branch where the relationship was instituted. Should Borrower move abroad, Borrower’s domicile with respect to the relationships governed hereunder is herewith stipulated as automatically elected with the Mayor of the City of Milan.

16)

The venue for any dispute shall be the court with personal jurisdiction over Bank’s Registered Office, or alternatively over that of the Bank branch where the banking relationship was instituted. Both Borrower and Bank may further institute any proceeding including before a court with jurisdiction over the subject matter in the judicial circuit in which Borrower’s residence or registered office is located; likewise, alternatively, before any court with personal jurisdiction over any Bank branch, provided it is in the Region where the Borrower’s residence or registered office is located, or where an establishment with representation for Borrower is located, provided such establishment has been authorised to have standing for the subject matter in question.

17)

Borrower states that it herewith receives, through a deposit into its account numbered 000000000001726, and held at branch no. 3180, the full amount of Euro 1,200,000.00 net of the amounts relating to fees, expenses, and taxes, for which it herewith issues, with the instant legal document, a full receipt and satisfaction of the same, and thus expressly assumes the role of debtor as against Lending Bank, and undertakes to make repayment as set forth in the preceding articles.

18)

1.

Should a dispute arise between Customer and Bank with respect to the interpretation and application of contracts relating to services rendered by Bank, Customer may lodge a complaint with Bank in one of the following ways:

•	via hand-delivered letter, and the attendant issuance of a receipt, at any Bank Branch;

•	via registered letter with advice of receipt to the following address: Banco BPM S.p.A. - Complaint Office - Via Polenghi Lombardo, 13 - 26900 Lodi;

•	online using the “Contact Us” - “Complaints” Section on Bank’s website;

•	via email to: reclam@bancobpm.it;

•	via email to: reclami@pec.bancobpmspa.it. reclami@pec.bancobpmspa.it.

Bank shall be required to respond:

•	within thirty (30) days’ receipt, if the complaint involves banking and financial products and services;

•	within sixty (60) days’ receipt, if the complaint involves investment services;

•	within forty-five (45) days’ receipt, if the complaint involves insurance contracts and services;

2.

Should Customer not be satisfied by the resolution of the complaint, or should Customer not have received a response by the deadline, Customer may launch an out-of-court or mediation / conciliation procedure as set forth infra.

For any disputes involving banking and financial transactions and services, as well as insurance contracts and services (with the exception of policies that are deemed to be financial products) Customer may:

•

contact, pursuant to Art. 128-bis of Legislative Decree no. no. 385 (1 September 1993) of the Consolidated Bank Act (hereinafter also denoted the “TUB”), the Banking and Financial Arbitrator (ABF), where the amount in controversy is at or below Euro 100,000, if the claim involves a monetary demand, or for any amount in controversy in all other cases. The petition shall be signed by Customer; the appeal may be presented on Customer’s behalf by an industry association to which Customer belongs, or by another duly deputised agent. In such cases, the appeal shall likewise be signed by Customer or shall be accompanied by a power of attorney. The petition shall be generated using the forms posted to the ABF website, and available from any Bank of Italy branch open to the public. Alternatively, the appeal may be: sent directly to the technical secretariat for the ABF Council with jurisdiction over the matter (following the

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 6 of 9]

instructions stated on the forms) or to any Bank of Italy branch, or presented at any Bank of Italy branch open to the public. The petition to the ABF may not be filed later than twelve months after submission of the complaint to Bank. Should Customer wish to file a complaint petition as stated supra, Customer shall provide prompt notice of the same to Bank by sending a copy of the petition through registered mail with advice of receipt or certified email to Bank. Further information on the dispute resolution system as per art. 128-bis of the Consolidated Bank Act (TUB) can be found in the website of the Organisation (www.arbitrobancariofinanziario.it); or alternatively:

•

institute (either with or without having entered into the complaint procedure set forth in paragraph 1, supra) a mediation proceeding with the Bank Conciliation Entity formed under the Banking and Financial Conciliator - Association for Banking, Finance, and Corporate Dispute Resolution - ADR (enrolled in the register of conciliation entities maintained by the Ministry of Justice) as the Entity specialised in Banking and Financial disputes, which has a network of conciliators across Italy (information available at www.conciliatorebancario.it). An equivalent right is reserved to Bank.

In the case of insurance contracts and services (with the exception of policies which constitute financial products), furthermore, Customer has the option to contact IVASS (Institute for Insurance Supervision) instead, through the www.ivass.it website (see “Guide to Complaints”) where one might obtain all necessary information and forms.

For any disputes involving investment activities and services, Customer has the option to contact:

•

the Financial Dispute Arbitrator (hereinafter, also denoted “ACF”) pursuant to Art. 2, paragraph 5-bis of Legislative Decree no. 179/2007, which was instituted via CONSOB Resolution no. 19602 of 04 May 2016, provided the amount in controversy is at or below Euro 500,000, and no other out-of-court settlement proceedings have been instituted by Bank and entered into by Customer, and provided the dispute involves the breach of duties of disclosure, care, fairness, and transparency as are incumbent on all brokers and intermediaries. The petition to the ACF can only be presented by the Customer, personally or through an association representing the interests of consumers or an attorney in fact. The petition shall be drafted and sent to the ACF in accordance with the procedures published by the ACF on its website. The option to appeal to the ACF shall not be available where more than twelve (12) months have passed since the complaint was lodged with Bank, the dispute involves damages other than those directly and immediately consequential to Bank’s breach or violation of the foregoing duties, or where the dispute involves non-economic damages. Further information on the dispute-resolution system established under Consob Resolution no. 19602 are available on the Entity’s website. The right to appeal to the ACF may always be exercised, even where the contract includes a waiver, or provisions allowing the dispute to be heard by another out-of-court dispute-resolution entity; or alternatively

•

institute (either with or without having entered into the complaint procedure set forth in paragraph 1, supra) a mediation proceeding with the Bank Conciliation Entity formed under the Banking and Financial Conciliator - Association for Banking, Finance, and Corporate Dispute Resolution - ADR (enrolled in the register of conciliation entities maintained by the Ministry of Justice) as the Entity specialised in Banking and Financial disputes, which has a network of conciliators across Italy (information available at www.conciliatorebancario.it). An equivalent right is reserved to Bank.

3.	The right to file a suit remains unprejudiced when the mediation intended to reach conciliation ends without a resolution.

4.

Customer likewise acknowledges that Art. 5, paragraph 1-bis of Legislative Decree no. no. 28 (4 March 2010), introduced by Law no. 98 (9 August 2013, which converted Law Decree no. 69 of 21 June 2013), established, amongst other things, that those intending to assert a right relating to an insurance, banking, or financial contract dispute in a court of law are required to make an attempt at mediation under that same Legislative Decree no. 28/2010, or conciliation under Legislative Decree no. 179/2007, or the procedure instituted in implementation of Article 128-bis of the Consolidated Banking and Credit Act under Legislative Decree no. 385/1993 for the matters governed by the same. Such legal provision shall remain in effect until 21 September 2017, subject of course to any subsequent statutory modifications.

5.

In relation to the provision referred to in art. With respect to the previously cited provision under Art. 5, paragraph 1-bis of Legislative Decree no. 28/2010, and in implementation of paragraph 5 of the same Article, the contracting parties herewith agree to submit any disputes arising out of the instant contract to the Banking Conciliation Entity formed under the Banking and Financial Conciliator - Association for Banking, Financial, and Corporate Dispute resolution - ADR (enrolled in the register of conciliation entities held by the Ministry of Justice) as the entity specialised in Banking and Finance disputes, and which has a network of conciliators across the country.

However, the Customer who under Art. 3, paragraph 1, of Legislative Decree no. 206 (6 September 2005) the (“Consumer Code”) is deemed a “consumer”, shall only be required to make a mediation attempt by submitting an application for mediation to the Banking and Financial Conciliator - Association for Banking, Financial, and Corporate Dispute Resolution - ADR, where the aforementioned Entity is located where the Court with personal jurisdiction over the matter is located, that is, over the consumer’s residence or elective domicile. Therefore, where such criterion is not met, Customer who is also a “consumer” may apply for mediation with another entity in the location where the Court with personal jurisdiction over the parties is located, provided Customer shall have the right to contact the Banking and Financial Conciliator or the Banking and Financial Arbitrator as well, without being however obliged to do so.

And the proceeding under Art. 128-bis of the TUB before the Banking and Financial Arbitrator as well as the petition filed under Legislative Decree no. 179/2007 of the ACF shall - just as with the mediation procedure under Legislative Decree no. 28/2010 - meet the condition precedent for filing suit under the aforementioned Art. 5, paragraph 1-bis, of Legislative Decree no. 28/2010.

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 7 of 9]

6.

In adherence to the parties’ option to select the entity, the contracting parties (whether before or after execution of the instant contract) may regardless agree to seek out another entity enrolled in the same register held at the Ministry of Justice). That said, and to the extent contemplated under applicable law, the possibility of instituting a procedure under Art. 128-bis of Legislative Decree no. 385 (1 September 1993), and that is the appeal to the Banking and Financial Arbitrator, the out-of-court settlement system managed by the Bank of Italy, as well as the option to file a proceeding under Legislative Decree no. 179 of 8 October 2007, and that is, a petition to appear before the ACF, where the dispute involves an investment service, shall stand.

7.

EU Regulation no. 524/2013 of the European Parliament and Council of 21 May 2013 regarding consumer online-dispute resolution (hereinafter, the “ODR Regulation”), instituted a European platform (hereinafter, the “Online Dispute Resolution Platform’’ or “ODR Platform”) which serves to facilitate out-of-court dispute resolutions for contractual obligations arising from online sales or service contracts between a consumer residing in the EU, and a professional with an establishment in the EU. More specifically, the ODR Platform consists of an interactive website which consumers and professionals alike may access free of charge, and which interfaces directly with the Italian alternative-dispute resolution entities including the ABF and ACF (hereinafter, the “ADR Entities”). In addition to providing general information on out-of-court settlements of the aforementioned contractual disputes, the ODR Platform allows customers to institute and manage the complaint proceeding before the ADR Entity online, by filling out the designated electronic form (to which the relating supporting documentation will be attached). Therefore, subject to the provisions of the preceding paragraphs, Customers deemed “consumers” under the Consumer Code, for the out-of-court settlement of disputes involving services and or products sold by Bank online, may contact the ODR Entity of Customer’s choice, and submit a complaint through the ODR Platform as well. To that end, Customer may consult the ODR Platform website at httPs://webaate.ec.europa.eu/odr/main/?event=main.home.show&lna=IT.

SIGNATURES

If you agree with the foregoing, we ask that you kindly return a signed copy of the instant document, using (verbatim) the text appearing infra, in your acceptance whereof, and of all provisions subject to your express approval, and with all representations required.

With best regards,

BANCO BPM
/s/ Banco BPM

F.A.O.

BANCO BPM

I/WE HAVE received your proposal as it appears supra, and which I/we herewith execute in full and unconditional acceptance whereof.

I/We state:

☐   I/we have availed my/ourselves of the option, prior to executing the contract, of obtaining:

☐   a copy of the contract suitable for execution at the cost set forth in the summary document, not to exceed the underwriting expenses

☐   contract template without the economic conditions and expense estimate based on the information supplied by me/us

I/We did not avail my/ourselves of the option to secure a contract template or copy

•  the instant document along with its annexes has been signed by me/us following the placement of a “seal of guaranty” which ensures the restriction against partition or modification of the same.

30/04/2019	VIA TEODOSIO 65 20131 MILAN MI

Date	Address
Surname, First Name, place and date of birth or Business Name	Signature
Kaleyra S.p.A

I/We state we expressly approved, in accordance with Art. 1341, paragraph 2, of the Civil Code - the following provisions of the foregoing terms and conditions of your

Unsecured Variable Rate Loan with Covenants

2) Bank’s option to modify the economic conditions, other than the interest rate;

4) Duty to timely discharge all duties even in instances of in- or out-of-court settlement- late-payment interests;

ART.5) expenses for credit collection - repayment of charges and increases;

ART 6) joint and several liability for all heirs and assigns; allocations of payments;

ART 7) contract termination - acceleration of loan;

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 8 of 9]

11) waiver of requests to release guarantees;

12) probative value of Bank accounting ledgers and entries;

13) tax expenses and charges to be borne by Borrower;

16) waiver of the right to trial;

18) Complaints and out-of-court dispute resolution methods.

Signature/s: Kaleyra S.p.A.

I/We state that I/we have received a copy of the instant contract executed as between the undersigned, and a copy of any annexes.

Signature/s: Kaleyra S.p.A.

Signature in acceptance and approval whereof by Borrower

Loans-REPAYMENT SCHEDULE		customer copy
[Page 9 of 9]